Exhibit 99.1 News August 13, 2020 Analyst Contact: Megan Patterson 918-561-5325 Media Contact: Brad Borror 918-588-7582 ONEOK Releases 12th Annual Corporate Sustainability Report TULSA, Okla. – Aug. 13, 2020 – ONEOK, Inc. (NYSE: OKE) today announced the release of its 12th Corporate Sustainability Report. The report highlights the company’s progress and commitment to environmental, social and governance (ESG) performance, and marks ONEOK’s adoption of the Sustainability Accounting Standards Board (SASB) reporting standards. View the report on ONEOK’s website, www.oneok.com. 2019-2020 Corporate Sustainability Report Highlights: • 45% decrease in Total Recordable Incident Rate compared with 2018. • 25% decrease in Agency Reportable Environmental Event Rate compared with 2018. • Inclusion in approximately 30 ESG-related stock market indices. • More than $9 million in charitable contributions with nearly 30% supporting diversity and inclusion-focused organizations. • Approximately $600,000 in contributions to COVID-19 relief efforts. • More than 14,750 hours volunteered by more than 700 ONEOK volunteers. “Integrating ESG best practices throughout our operations has long been a critical strategy for ONEOK,” said Terry K. Spencer, ONEOK president and chief executive officer. “Our culture is one of continuous improvement, and while ESG reporting isn’t new for ONEOK, each year we work to identify opportunities to enhance our ESG disclosures and performance. “COVID-19 and important social issues such as racial inequity have further emphasized the responsibility that corporations have to stakeholders,” added Spencer. “We believe our success as a company is not only measured by our financials but also by how we treat our employees, engage with the communities where we operate and balance the environmental impact of our operations with the essential midstream services we provide.” ------------------------------------------------------------------------------------------------------------------ ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a leading midstream service provider and owner of one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Rocky Mountain, Mid-Continent and Permian regions with key market centers and an extensive network of natural gas gathering, processing, storage and transportation assets. ONEOK is a FORTUNE 500 company and is included in the S&P 500. -more-

ONEOK Releases 12th Annual Corporate Sustainability Report August 13, 2020 Page 2 For information about ONEOK, visit the website: www.oneok.com. For the latest news about ONEOK, find us on LinkedIn, Instagram, Facebook and Twitter. ### -more-